EXHIBIT 10.4

PURCHASE AND SALE AGREEMENT

ARTICLE 1: PROPERTY/PURCHASE PRICE

1.1    Certain Basic Terms.

(a)    Seller:    Dallas Santa Rosa-476, Inc., a Texas corporation, as Trustee of Santa Rosa Realty Trust

(b)    Purchaser:RRE Opportunity OP II, LP, a Delaware limited partnership

(c)    Date of this Agreement:    May 31, 2016.

(d)    Purchase Price:        $70,000,000.

(e)    Due Diligence Period:    The period beginning on the date of this Agreement and ending at 5:00 p.m. Eastern Time on the date which is 21 days after the date of this Agreement.

(f)    Closing Date:    The date which is 10 days after the last day of the Due Diligence Period, or such earlier date as to which the parties may agree, but in no event later than June 30, 2016.

(h)    Title Company:        Commonwealth Title of Dallas, Inc.

(i)    Broker: CBRE, Inc.

1.2    Property. Subject to the terms and conditions of this Purchase and Sale Agreement (this “Agreement”), Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to the following property (collectively, the “Property”):

(a)    The “Real Property,” being the land described in Exhibit A hereto, together with (i) all buildings, structures and other improvements located thereon (the “Improvements”), and (ii) the rights, benefits, privileges, easements, tenements, hereditaments, appurtenances, development rights and air rights thereon or thereto, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way or in anywise appertaining to such real property. The Improvements include, without limitation, buildings containing 476 residential units and related amenities. The Real Property is commonly known as Santa Rosa at Las Colinas, and is located at 2940 W. Royal Lane, Irving, Texas.

(b)    The “Leases,” being Seller’s interest in all leases, subleases, licenses, occupancy agreements and tenancies of any and all portions of the Real Property, including, without limitation, all modifications, addenda and amendments thereto.

(c)    The “Tangible Personal Property,” being all fixtures, equipment, machinery, furniture, furnishings, apparatus, supplies and other tangible personal property of every nature or description owned by Seller, and Seller’s interest in any such property leased by Seller (solely to the extent assigned to Purchaser in accordance with this Agreement, if any), now or hereafter located in or on, and used in connection with, the operation, ownership or management of the Real Property, a current inventory of which is listed on Exhibit G.

(d)    The “Intangible Personal Property,” being all of Seller’s right, title and interest in and to all intangible personal property related to the Real Property, to the extent transferable without consent and without violating the terms thereof, including, without limitation: all trade names, trademarks, logos and symbols associated or used in connection with the Real Property, including Seller’s rights and interests in the name “Santa Rosa at Las Colinas” and variations thereof; plans, specifications and other architectural and engineering drawings related to the Improvements; warranties and guaranties; Service Contracts (as hereinafter defined) assigned to Purchaser in accordance with this Agreement; governmental permits, approvals, licenses, certificates of occupancy, consents, authorizations, variances, waivers and approvals relating to the Real Property; any and all telephone and facsimile numbers assigned to Seller with respect to the Real Property; and leasing, marketing and promotional brochures and other advertising materials relating to the Property, including, without limitation, all web addresses, domain names, URLs, all social media accounts and logo, photo, video and e-brochure files for the Property.

1.3    Deposit.

(a)    Within three business days after the date of this Agreement, Purchaser shall deposit $1,000,000 (together with all interest accrued thereon, if any, the “Deposit”) in immediately available funds with Title Company. $100 of the Deposit (the “Independent Consideration”) shall be independent consideration for this Agreement. Prior to the expiration of the Due Diligence Period, $500,000 of the Deposit (the “Refundable Portion”) shall be fully refundable to Purchaser (for any reason or no reason at all) and $500,000 of the Deposit shall be non-refundable to Purchaser subject, however, to (i) Purchaser’s review to its satisfaction of the Title Commitment (as hereinafter defined), the Survey (as hereinafter defined) and a Phase I Environmental Assessment obtained by Purchaser during the Due Diligence Period (the “Phase I”) and (ii) Purchaser’s right to terminate this Agreement and receive a refund of the entire Deposit. Subject to Purchaser’s right to terminate this Agreement and receive a refund of the entire Deposit, if Purchaser has not terminated this Agreement pursuant to Section 2.2(a), the Refundable Portion shall become non-refundable to Purchaser at 5:00 p.m. Eastern Time on the last day of the Due Diligence Period.

(b)    Title Company shall serve as escrow agent for the transaction contemplated in this Agreement. Title Company shall hold the Deposit in an interest-bearing account if requested by Purchaser, and shall disburse the Deposit in accordance with the terms of this Agreement. Any interest earned on the Deposit shall be added to and become a part of the Deposit, and shall follow the Deposit. The duties of Title Company hereunder, in its capacity as escrow agent, are purely ministerial in nature and shall be expressly limited to the safekeeping and disposition of the Deposit in accordance with this Agreement. Title Company shall incur no liability in connection with the safekeeping or disposition of the Deposit for any reason other than Title Company’s willful misconduct or gross negligence. In the event that Title Company shall be in doubt as to its duties or obligations with regard to the Deposit, or in the event that Title Company receives conflicting instructions from Purchaser and Seller with respect to the Deposit, Title Company shall not be required to disburse the Deposit and may, at its option, continue to hold the Deposit until both Purchaser and Seller agree as to its disposition, or until a final judgment is entered by a court of competent jurisdiction directing its disposition, or Title Company may interplead the Deposit in accordance with the laws of the state in which the Property is located.     Title Company shall not be responsible for any interest on the Deposit except as is actually earned, or for the loss of any interest resulting from the withdrawal of the Deposit prior to the date interest is posted thereon. Title Company shall execute this Agreement solely for the purpose of being bound by the provisions of this Section 1.3(b) and the other provisions of this Agreement relating to the Deposit.

(c)    If Purchaser should fail to consummate the purchase of the Property for any reason other than a default by Seller or the exercise by Purchaser of an express right of termination granted herein, Seller’s sole remedy in such event shall be to terminate this Agreement (excluding those provisions which expressly survive termination) and to retain the entire Deposit as liquidated damages, Seller waiving all other rights or remedies in the event of such default by Purchaser (but not releasing Purchaser from its obligations under this Agreement that survive termination). The parties acknowledge that Seller’s actual damages in the event of a default by Purchaser under this Agreement will be difficult to ascertain, and that such liquidated damages represent the parties’ best estimate of such damages.

(d)    If, on or prior to the Closing Date, Seller shall breach a representation, warranty or covenant in any material respect or otherwise default in the performance of its obligations under this Agreement and Purchaser does not waive such breach or default, Purchaser, as its sole and exclusive remedies for such default, may either (i) terminate this Agreement (excluding those provisions which expressly survive termination), in which event Purchaser shall be entitled to the immediate return of the entire Deposit, other than the Independent Consideration which shall be delivered to Seller, or (ii) commence an action for specific performance against Seller. Purchaser acknowledges that these remedies are its exclusive remedies at law and at equity. Purchaser shall be deemed to have elected to terminate this Agreement (as provided in clause (i) above) if Purchaser fails to deliver to Seller written notice of its intent to file a cause of action for specific performance against Seller within 90 days after written notice of termination from Seller or 90 days after the originally scheduled Closing Date, whichever shall occur first, or having given Seller notice, failure to file a lawsuit asserting such cause of action within 90 days after the originally scheduled Closing Date. In the event Purchaser terminates this Agreement in accordance with clause (i) above, then Seller shall reimburse Purchaser for Purchaser’s third-party, out-of-pocket costs, not to exceed a maximum aggregate reimbursement of $25,000 (the “Reimbursement”) and Seller’s obligation to make the Reimbursement shall survive the termination of this Agreement for a period of nine months.

1.4    Purchase Price; Payment. The Purchase Price shall be paid in immediately available funds upon Closing in accordance with Section 5.4(a).

ARTICLE 2: INSPECTION

2.1    Seller’s Delivery of Specified Documents. Within two business days after the date of this Agreement, Seller shall deliver or make available to Purchaser true, correct and complete copies of the following documents relating to the Property together with the items set forth on Schedule 2.1 attached hereto and incorporated herein, to the extent that such documents are in the possession or control of Seller (collectively, the “Documents”):

(a)    Operating Statements. Monthly operating/income statements of the Property for calendar years 2014 and 2015 and year-to-date for calendar year 2016;

(b)    Tax Information. Copies of all ad valorem tax statements relating to the Property for the current year or other current tax period (if available) and for calendar years 2014 and 2015, together with any agreements and/or notices from, to and/or with any taxing authorities since January 1, 2014, with respect to the Property (including, but not limited to, any materials relating to any past or pending tax appeals);

(c)    Leases. Copies or on-site access to all Leases and related Lease files as well as, to the extent that they are available on-site at the Property, all Leases that were in effect at any time during 2015;

(d)    Service Contracts. Copies of all management, service, supply, equipment rental and other contracts related to the operation of the Property (collectively, the “Service Contracts”);

(e)    Environmental Reports and Materials. Copies of that certain Phase I Environmental Site Assessment, dated March 21, 2011, prepared by PE National PLLC;

(f)    Plans and Specifications. Copies of all architectural and construction drawings, plans and specifications relating to any Improvements;

(g)    Existing Title Policies and Surveys. Copies of any existing title insurance policies and ALTA “as-built” or other surveys with respect to the Real Property; and

(h)    Pending or Threatened Proceedings. A list of all pending or threatened lawsuits, administrative proceedings, violation notices, enforcement actions and tax appeals affecting the Property and/or Seller with respect to the Property of which Seller has received written notice since January 1, 2014.

Except as otherwise set forth herein, Purchaser acknowledges and agrees that the Documents and all other information of any kind provided to Purchaser are provided for informational purposes only and do not constitute representations or warranties of any kind. Upon any termination of this Agreement other than by reason of a default by Seller, Purchaser shall return all of the Documents to Seller and will not retain any copies, extracts or other reproductions of any of the Documents. Purchaser’s obligations under the immediately preceding sentence shall survive termination of this Agreement.

2.2    Due Diligence.

(a)    Purchaser shall have through 5:00 p.m. Eastern Time on the last day of the Due Diligence Period in which to examine, inspect, study, test and investigate the Property and the Documents at its sole cost and expense, and, in Purchaser’s sole and absolute judgment and discretion, to determine whether the Property is acceptable to Purchaser. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement by giving notice of termination to Seller by 5:00 p.m. Eastern Time on the last day of the Due Diligence Period. If this Agreement terminates pursuant to this Section 2.2(a), (i) the Refundable Portion shall be refunded to Purchaser by Title Company promptly upon request; (ii) the balance of the Deposit, including the Independent Consideration, shall be delivered to Seller by Title Company promptly upon request; and (iii) all further rights and obligations of the parties under this Agreement shall terminate, except those provisions which expressly survive termination. Notwithstanding the foregoing, if Purchaser terminates this Agreement in accordance with this Section 2.2(a) as a result of a matter disclosed in the Phase I or in accordance with Section 3.2, the entire Deposit, other than the Independent Consideration which shall be delivered to Seller, shall be refunded to Purchaser by Title Company promptly upon request, and all further rights and obligations of the parties under this Agreement shall terminate, except those provisions which expressly survive termination. If Purchaser does not elect to terminate this Agreement by the expiration of the Due Diligence Period, Purchaser shall have no further right to terminate this Agreement pursuant to this Section 2.2(a) and the entire Deposit shall become non-refundable, except as otherwise provided in this Agreement.

(b)    Purchaser and Purchaser’s agents, employees, representatives, contractors, architects, engineers, consultants, appraisers, lenders and designers (collectively, “Purchaser’s Representatives”) shall, during the Due Diligence Period, have reasonable access to the Property during normal business hours in a manner as not to unreasonably disturb tenants for the purpose of conducting appraisals, surveys, architectural, engineering and environmental inspections, examinations, studies, investigations and tests, all in accordance with applicable laws, provided that Purchaser shall not be permitted to conduct physical or invasive testing that disturbs or removes any portion of the Property (such as an environmental Phase II investigation) without Seller’s prior written consent. Purchaser and Purchaser’s Representatives will only be permitted such access when accompanied by Seller or a representative of Seller, who will be available during normal business hours to accompany Purchaser or Purchaser’s Representatives. Purchaser will indemnify, defend and hold Seller harmless from all liens, claims, losses, damages and liabilities suffered by or asserted against Seller (including without limitation any damage to property or injury to persons) (collectively, “Losses”) as a result of any entry by Purchaser or Purchaser’s Representatives under this Section 2.2(b), but specifically excluding any Loss incurred as a result of the mere discovery of any pre-existing condition on the Property or the gross negligence or willful misconduct of Seller or its directors, partners, officers, employees, representatives, agents or consultants. Prior to any entry by Purchaser or Purchaser’s Representatives under this Section 2.2(b), Purchaser shall furnish to Seller evidence of liability insurance maintained by Purchaser or Purchaser’s Representatives with coverages and limits reasonably satisfactory to Seller. All such policies shall name Seller as an additional insured. If any inspection or test disturbs or damages the Property (except to the extent such disturbance or damage results from a pre-existing condition or the gross negligence or willful misconduct of Seller or its directors, partners, officers, employees, representatives, agents or consultants), Purchaser shall promptly repair and restore the Property to substantially the same condition as existed prior to any such inspection or test. This Section 2.2(b) shall survive the termination of this Agreement or the Closing Date, as applicable, for a period of nine months.

(c)    Purchaser and Purchaser’s Representatives shall have a continuing right of reasonable access during normal business hours to the Property during the pendency of this Agreement in a manner as not to unreasonably disturb the tenants under the Leases, and the right to examine and make copies of all books of account and records and other materials relating to the Property in Seller’s or its property manager’s possession and the right to conduct a “walk-through” of the Property prior to the Closing Date in a manner as not to unreasonably disturb the tenants; provided that Purchaser and Purchaser’s Representatives will only be permitted access when accompanied by Seller or a representative of Seller, who will be available during normal business hours to accompany Purchaser or Purchaser’s Representative.

(d)    Upon any termination of this Agreement other than by reason of a default by Seller, Purchaser shall furnish to Seller a copy of all third-party reports, studies and investigations undertaken on behalf of Purchaser with respect to the Property (the “Third Party Reports”), “as is” without representation or warranty from Purchaser as to accuracy or completeness; provided, however, that Purchaser shall only be obligated to deliver the Third Party Reports to Seller in the event the applicable vendors agree to release such Third Party Reports to Seller. Purchaser’s obligations under the immediately preceding sentence shall survive termination of this Agreement.

2.3    Service Contracts. By the end of the Due Diligence Period, Purchaser will determine, and will give Seller written notice of, which Service Contracts Purchaser will assume and which Service Contracts are to be terminated by Seller at Closing. If Purchaser fails to give written notice as to any Service Contract by the end of the Due Diligence Period, Purchaser shall be deemed to have elected not to assume such Service Contract. Purchaser will assume only those obligations arising and accruing from and after the Closing Date under those Service Contracts which Purchaser elects to assume as provided above, to the extent that such Service Contracts are assumable and all required consents have been obtained prior to Closing, and Purchaser shall indemnify Seller against such obligations. Seller shall terminate at Closing all Service Contracts that are not so assumed.

2.4    Confidentiality. The Documents and all other documents and information obtained by Purchaser or Purchaser’s Representatives, whether from Seller or independently (and whether directly or through outside consultants), shall be held in confidence by Purchaser and Purchaser’s Representatives and not disclosed to third parties except to the extent that (i) such disclosure is required by law, (ii) such disclosure is necessary or reasonably appropriate to enable Purchaser to enforce its rights under this Agreement or to defend any claim brought against Purchaser under this Agreement and/or (iii) such disclosure relates to Purchaser’s due diligence relative to title, survey, environmental, zoning, taxes or other customary components of due diligence. Purchaser shall be responsible for any violation of the above provisions of this Section 2.4 by Purchaser’s Representatives. The confidentiality and non-disclosure provisions of this Section 2.4 shall not survive the Closing but shall survive any termination of this Agreement. If this Agreement is terminated for any reason, Purchaser shall promptly redeliver to Seller or destroy the Documents and all other documents and information obtained by Purchaser or Purchaser’s Representatives regarding the Property and will not retain any copies, extracts or other reproductions in whole or in part of the Documents or other documents or information, except to the extent required by law. Other than as provided in this Section 2.4, no announcements or disclosures of any information related to this Agreement (including, but not limited to, the Purchase Price) to outside brokers or third parties, before or after the Closing, shall be made without the prior written specific consent of Purchaser and Seller except to the extent that such disclosure (I) is required by law, including, without limitation, disclosures made to the Securities and Exchange Commission or (II) is a public announcement made by a party hereto after the Closing that does not identify the Purchase Price, the address of the Property or the name of the other party. Seller and Purchaser each acknowledges that damages might not be an adequate remedy for a violation of the above provisions of this Section 2.4, and that such non-disclosing party shall be entitled to injunctive relief for any such violation.

2.5    AS-IS PURCHASE; CONDITION OF THE PROPERTY. SUBJECT ONLY TO THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT AND THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN ANY OF THE DOCUMENTS REQUIRED TO BE DELIVERED BY SELLER AT CLOSING (COLLECTIVELY, THE “DOCUMENT REPRESENTATIONS”), THE PROPERTY IS TO BE SOLD PURSUANT TO THIS AGREEMENT AS IS WHERE IS, WITH ALL FAULTS AND WITHOUT ANY WARRANTY, EXPRESS, IMPLIED OR STATUTORY, ALL OF WHICH ARE HEREBY DISCLAIMED BY PURCHASER. EXCEPT AS PROVIDED IN THIS AGREEMENT AND/OR IN THE DOCUMENT REPRESENTATIONS, NO GUARANTEES, REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, ARE MADE BY SELLER WITH RESPECT TO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE ENVIRONMENTAL CONDITION OF THE PROPERTY. PURCHASER EXPRESSLY ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING NOR WILL RELY ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS ATTORNEYS, AGENTS, REPRESENTATIVES, OR ANY PARTY PURPORTEDLY ACTING ON BEHALF OF SELLER AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING ANY REPRESENTATIVES OF SELLER WHO MIGHT ACCOMPANY PURCHASER OR PURCHASER’S REPRESENTATIVES ON ANY INVESTIGATIONS OF THE PROPERTY, EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES OF SELLER AS ARE SET FORTH IN THIS AGREEMENT OR THE DOCUMENT REPRESENTATIONS. PURCHASER FURTHER ACKNOWLEDGES THAT ANY INFORMATION SELLER HAS PROVIDED TO PURCHASER HAS BEEN PROVIDED TO PURCHASER FOR INFORMATIONAL PURPOSES ONLY AND THAT SELLER DOES NOT REPRESENT, WARRANT OR GUARANTEE THE CONTENTS OR OPINIONS CONTAINED IN OR THE ACCURACY OR COMPLETENESS OF ANY SUCH INFORMATION EXCEPT AS PROVIDED IN THIS AGREEMENT OR THE DOCUMENT REPRESENTATIONS. PURCHASER’S DECISION WITH RESPECT TO THE PURCHASE OF THE PROPERTY WILL BE BASED SOLELY UPON ITS OWN INVESTIGATION OF THE PROPERTY AND UPON THE REPRESENTATIONS AND WARRANTIES OF SELLER TO PURCHASER SET FORTH IN THIS AGREEMENT OR THE DOCUMENT REPRESENTATIONS. IT IS UNDERSTOOD THAT PURCHASER HAS THE CAPABILITY TO CONDUCT DUE DILIGENCE INVESTIGATIONS SUFFICIENT FOR ITS PURPOSES WITHIN THE TIME PERIODS GIVEN TO PURCHASER UNDER THIS AGREEMENT. EXCEPT ONLY WITH RESPECT TO A BREACH BY SELLER OF ANY REPRESENTATION OR WARRANTY EXPRESSLY AND SPECIFICALLY CONTAINED IN THIS AGREEMENT OR IN THE DOCUMENT REPRESENTATIONS, PURCHASER HEREBY WAIVES, RELEASES AND FOREVER DISCHARGES SELLER, ANY TRUSTEE, BENEFICIARY, EMPLOYEE, AGENT OR PERSON ACTING ON BEHALF OF SELLER AND ANY AFFILIATE OF SELLER OF AND FROM ANY AND ALL CLAIMS, ACTIONS, CAUSES OF ACTION, DEMANDS, RIGHTS, DAMAGES, LIABILITIES AND COSTS WHATSOEVER, DIRECT OR INDIRECT, KNOWN OR UNKNOWN, WHICH PURCHASER NOW HAS OR WHICH MAY ARISE IN THE FUTURE AGAINST SELLER OR ANY SUCH OTHER PARTIES RELATED IN ANY WAY TO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ITS CONSTRUCTION, VALUE, COMPLIANCE WITH LAWS, OR CONDITION. THIS SECTION 2.5 SHALL SURVIVE THE CLOSING.

PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT DURING THE DUE DILIGENCE PERIOD, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENT REPRESENTATIONS. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND ITS AFFILIATES AND THEIR RESPECTIVE TRUSTEES, BENEFICIARIES, OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS, PARTNERS, EMPLOYEES AND AGENTS, BUT NOT ANY OWNER OF THE PROPERTY PRIOR TO SELLER, FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S AND ITS AFFILIATES’ RESPECTIVE TRUSTEES, BENEFICIARIES, OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS, PARTNERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, LIABILITIES UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT, 42 U.S.C. §9601 ET SEQ., AND ANY OTHER ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

ARTICLE 3: TITLE AND SURVEY REVIEW

3.1    Title Commitment and Survey. Seller shall order a commitment for title insurance (the “Title Commitment”) issued by Title Company with respect to the Real Property, in the amount of the Purchase Price with Purchaser as the proposed insured; and Seller shall order a current survey of the Real Property (the “Survey”), addressed to Purchaser, Title Company and such other parties as Purchaser may specify, and cause the Survey to be delivered to Purchaser no later than three business days prior to the end of the Due Diligence Period.

3.2    Title Review and Cure. If any of the exceptions set forth in Schedule B of the Title Commitment or any matter disclosed by the Survey is unsatisfactory to Purchaser, Purchaser may object to such title exception or survey matter (any such title exception or survey matter to which Purchaser objects being called a “Noted Exception”) by written notice given to Seller no later than the later of: (i) three business days prior to the end of the Due Diligence Period and (ii) three business days after receipt of the Survey (but in no event later than the last day of the Due Diligence Period). Seller may, within three business days after Purchaser gives such notice of objection to a Noted Exception (such three business day period being called the “Response Period”), give Purchaser written notice that Seller will cure such Noted Exception at or prior to Closing, in which event Seller will cure or use commercially reasonable efforts to cure such Noted Exception at or prior to Closing, in which event Seller will cure or use commercially reasonable efforts to cure such Noted Exception at or prior to Closing. If Seller does not, within the Response Period, give Purchaser written notice that Seller will cure or use commercially reasonable efforts to cure a Noted Exception to which Purchaser has objected as provided above, Purchaser may, by written notice given to Seller within three business days after expiration of the Response Period, terminate this Agreement by giving written notice to Seller, in which case the entire Deposit, other than the Independent Consideration which shall be delivered to Seller, shall be returned by Title Company to Purchaser. If Purchaser does not so terminate this Agreement within three business days after expiration of the Response Period, Purchaser will be deemed to have waived the objection to the Noted Exception and the transaction shall proceed without reduction in the Purchase Price; provided that if Seller notified Purchaser during the Response Period that Seller would use commercially reasonable efforts to cure any Noted Exception, but Seller fails to cure such Noted Exception by the Closing Date, then Purchaser may terminate this Agreement by written notice given to Seller prior to Closing, in which case the entire Deposit, other than the Independent Consideration which shall be delivered to Seller, shall be returned by Title Company to Purchaser. All title exceptions and survey matters existing as of the date of this Agreement to which Purchaser does not object by the end of the Due Diligence Period as provided above, any Noted Exceptions to which Purchaser objects but subsequently waives the objection, and any title exceptions arising after the end of the Due Diligence Period that are caused by Purchaser or to which Purchaser consents, are collectively called the “Permitted Exceptions;” provided that in no event shall any deed of trust or other security interest against the Property, any lien not caused by Purchaser which may be satisfied by the payment of money or any voluntary lien be a Permitted Exception, and Seller shall be obligated to cause all such deeds of trust, security interests and liens to be satisfied and released at or prior to Closing (collectively, the “Monetary Liens”). The Leases will be Permitted Exceptions, whether or not exceptions therefor are set forth in Schedule B of the Title Commitment. After the expiration of the Due Diligence Period, Purchaser may, prior to Closing, notify Seller in writing of any objection to any update to the Title Commitment or the Survey first arising after the date of the Survey (with respect to survey matters) or the Title Commitment (with respect to title matters) (each a “New Encumbrance”) but not later than three business days after receipt of the update to the Title Commitment or Survey giving rise to such objection. If Purchaser does not object to any New Encumbrance as herein provided, such New Encumbrance shall be deemed approved by Purchaser and shall become a Permitted Exception. In the event that Purchaser gives written notice of objection to any New Encumbrance, Seller shall have the same obligation or options to cure (but shall make such election within three business days or receipt of written notice from Purchaser) and Purchaser shall have the same options to waive its objections or to terminate this Agreement, all as set forth above.

3.3    Title Policy. At the Closing, Title Company shall deliver to Purchaser, upon payment of the usual and customary premium, an owner’s policy of title insurance (the “Title Policy”) issued by Title Company in accordance with the Title Commitment. Seller shall execute at Closing an affidavit in customary form required by Title Company to delete the exceptions as to parties in possession, unrecorded liens, broker’s liens and similar matters. The Title Policy may be delivered after the Closing if, at the Closing, Title Company issues a currently effective, duly executed “marked-up” Title Commitment and irrevocably commits in writing to issue the Title Policy consistent with the “marked-up” Title Commitment promptly after the Closing Date.

3.4    Title and Survey Costs. The base premium for the Title Policy shall be paid by Seller as well as the cost of any release fees or endorsements related to Monetary Liens. The cost of the Survey, the premium for any endorsements for the Title Policy (other than those related to the Monetary Liens, if any) shall be paid by Purchaser. The cost of the Title Company of serving as escrow agent and conducting the Closing shall be split equally by Seller and Purchaser.

ARTICLE 4: OPERATIONS AND RISK OF LOSS

4.1    Performance under Leases/Service Contracts, etc. During the pendency of this Agreement, Seller will fully and timely perform in all material respects all of its obligations under the Leases, the Service Contracts and all other agreements that may affect the Property.

4.2    New Contracts. During the pendency of this Agreement, without the prior written consent of Purchaser, Seller will not enter into any agreement that creates an obligation affecting the Property subsequent to the Closing; provided that new Leases and amendments of existing Leases shall be governed by Section 4.3. During the Due Diligence Period, Purchaser will not unreasonably withhold or delay consent to any such agreement. After the Due Diligence Period, Purchaser shall have no obligation to consent, or to be reasonable in withholding consent, to any such agreement.

4.3    Leases. During the pendency of this Agreement, without the prior written consent of Purchaser, Seller shall not (a) enter into any new lease or renew any existing lease, other than individual leases of residential units for a term not shorter than 6 months and not longer than 14 months, on Seller’s standard lease form and at market rates (provided that lease renewals may be on as short as a month-to-month basis and if customary in the applicable market for properties comparable to the Property, leases with terms of less than 6 months (but in no case less than 1 month)), or (b) amend, terminate or waive or modify its rights under any of the Leases other than in the ordinary course of business consistent with Seller’s past practices.

4.4    Removal and Replacement of Tangible Personal Property. During the pendency of this Agreement, Seller will not remove any Tangible Personal Property from the Real Property except (a) as may be required for necessary repair or replacement, with any replacement of at least equal quality and quantity as existed as of the time of its removal, and (b) non-material items.

4.5    Operations. During the pendency of this Agreement, Seller shall, in all material respects, (a) manage, operate, maintain and repair the Property in as good condition and repair as exists on the date of this Agreement, subject to reasonable wear and tear and casualty loss, and in a manner consistent with Seller’s current practices, including, make ordinary repairs and replacements (excluding capital repairs and replacements), and (b) maintain the presently existing property insurance on the Property. In addition, Seller shall (A) refrain from (i) transferring any of the Property or creating on the Property any easements or mortgages which will survive Closing or permitting any changes to the zoning classification of the Real Property and (ii) offering for sale or otherwise marketing the Property; and (B) deliver to Purchaser any written notice of every threatened or actual litigation, suit, arbitration, unsatisfied order or judgement, governmental investigation or proceeding concerning or affecting the Property or any portion thereof or any written notice of Violation.

4.6    Damage. Risk of loss up to and including the Closing Date shall be borne by Seller. Seller shall promptly notify Purchaser of any damage to the Property or any portion thereof. In the event of any material damage to or destruction of the Property or any portion thereof, Purchaser may, at its option, by notice to Seller given within ten days after Purchaser receives notice of such damage or destruction (and if necessary the Closing Date shall be extended to give Purchaser the full ten day period to make such election): (a) terminate this Agreement, in which event the entire Deposit, other than the Independent Consideration, shall be returned by Title Company to Purchaser; or (b) proceed under this Agreement, receive any insurance proceeds (including, without limitation, any rent loss and/or business interruption insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction (less any reasonable amounts expended by Seller for restoration and costs of recovery) and assume responsibility for such repair, and Purchaser shall receive a credit at Closing for any deductible amount under said insurance policies. If Purchaser fails to exercise its option with the time provided by the immediately preceding sentence, Purchaser shall be deemed to have elected (b) above. If Purchaser elects or is deemed to have elected (b) above, Seller will assign without recourse all applicable insurance proceeds to Purchaser at Closing and will cooperate with Purchaser after the Closing to assist Purchaser in obtaining the insurance proceeds from Seller’s insurers. In the event of any material damage, if Purchaser does not elect to terminate this Agreement, Seller shall not settle any casualty loss without Purchaser’s consent, which consent will not be unreasonably withheld or delayed. If the Property is damaged but the damage is not material damage, then Purchaser shall not have the right to terminate this Agreement, but Seller shall at its cost fully repair the damage before the Closing in a manner satisfactory to Purchaser or, if repairs cannot reasonably be completed before the Closing, credit and/or assign to Purchaser at Closing the net insurance proceeds for such damage and Purchaser shall receive a credit at Closing for any deductible amount under said insurance policies (but not more than the amount of the damage). “Material damage” and “Materially damaged” means damage which will reasonably cost more than $1,000,000 to repair.

4.7    Condemnation. Seller shall notify Purchaser in the event that Seller is notified or otherwise becomes aware that proceedings in eminent domain are contemplated or threatened or have been instituted with respect to the Property or any portion thereof by anybody having the power of eminent domain. If such taking is for all or a material portion of the Property, Purchaser may by notice to Seller given within ten days after Purchaser receives Seller’s notice (and if necessary the Closing Date shall be extended to give Purchaser the full ten day period to make such election): (a) terminate this Agreement, in which event the entire Deposit, other than the Independent Consideration, shall be returned by Title Company to Purchaser; or (b) proceed under this Agreement, in which event Seller shall, at the Closing, (i) give Purchaser a credit against the Purchase Price equal to any amounts received by Seller on account of any such proceeding, except to the extent related to pre-Closing loss of use, and (ii) assign to Purchaser its entire right, title and interest in and to any condemnation award, except to the extent related to pre-Closing loss of use. If Purchaser fails to exercise its option within the time provided by the immediately preceding sentence, Purchaser shall be deemed to have elected (b) above. If a taking is of less than a material portion of the Property (in which event Purchaser shall not have the option to terminate this Agreement), Seller shall, at the Closing, (x) give Purchaser a credit against the Purchase Price equal to any amounts received by Seller on account of any such proceeding, except to the extent related to pre-Closing loss of use, and (y) assign to Purchaser Seller’s entire right, title and interest in and to any condemnation award, except to the extent related to pre-Closing loss of use. “Material portion” means a portion of the Property which, if taken, would reduce the value of the Property by more than $1,000,000 as reasonably determined by Purchaser.

ARTICLE 5: CLOSING

5.1    Closing. The consummation of the transactions contemplated hereby (“Closing”) shall occur on the Closing Date in escrow through Title Company.

5.2    Conditions to the Parties’ Obligations to Close. In addition to all other conditions set forth elsewhere in this Agreement, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated under this Agreement shall be conditioned upon the following:

(a)    The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date;

(b)    As of the Closing Date, the other party shall have performed its covenants, agreements and obligations hereunder and all deliveries to be made at Closing by the other party shall have been tendered; and

(c)    The Title Company shall be unconditionally prepared to deliver the Title Policy reasonably approved by Purchaser together with all endorsements requested by Purchaser, in the form of Purchaser’s final marked up Title Commitment, insuring that fee title in the Real Property is vested in Purchaser subject only to the Permitted Exceptions.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing has not been satisfied as of the Closing Date, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date in which case the entire Deposit, other than the Independent Consideration, shall be returned to Purchaser, or elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived such condition.

5.3    Seller’s Deliveries in Escrow. At the Closing, Seller shall deliver in escrow to Title Company the following:

(a)    Deed. A special warranty deed in the form of Exhibit B hereto (the “Deed”), executed by Seller, conveying to Purchaser the fee simple interest in the Real Property, subject only to the Permitted Exceptions.

(b)    Assignment and Assumption of Leases, Service Contracts and Personal Property. An Assignment and Assumption of Leases, Service Contracts and Personal Property in the form of Exhibit C hereto, executed by Seller, with respect to the Leases, the Service Contracts, the Tangible Personal Property and the Intangible Personal Property.

(c)    Certificate of Representations and Warranties. A certificate in the form of Exhibit D hereto, executed by Seller and reaffirming and updating to the Closing Date the representations and warranties made by Seller under Section 7.1, subject to such changes as are necessary to reflect changed facts or circumstances from the date of this Agreement to the Closing Date, it being understood that if there is any material change in facts or circumstances from the date of this Agreement to the Closing Date, then Purchaser may terminate this Agreement by written notice given to Seller prior to Closing, in which case the entire Deposit, other than the Independent Consideration which shall be delivered to Seller, shall be returned by Title Company to Purchaser;

(d)    Title Clearance Instruments. Such other instruments as shall be reasonably required by Title Company for the purpose of issuing an owner’s title insurance policy insuring fee simple title to the Real Property, including such affidavits as may be customary for (i) deleting exceptions for mechanics’ and materialmen’s liens, unrecorded easements, rights of parties in possession and lien rights of brokers and (ii) limiting persons in possession to the tenants under the Leases, and (iii) providing so called “gap” insurance coverage and such documents to cure or remove any title or survey matter that Seller agreed to cure pursuant to Section 3.2 or any and all Monetary Liens.

(e)    Non-Foreign Certificate. A Certificate of Nonforeign Status executed by Seller in customary form certifying that Seller is not a foreign person within the meaning of the Internal Revenue Code and its regulations.

(f)    Notice to Tenants. A notice to tenants in the form of Exhibit E hereto.

(g)    Authority. Evidence of existence, organization and authority of Seller and the authority of the persons executing documents on behalf of Seller reasonably satisfactory to Purchaser and Title Company.

(h)    Additional Documents and Items. Any additional documents that Purchaser or Title Company may reasonably require for the proper consummation of the transactions contemplated by this Agreement. In addition, Seller shall deliver (i) copies of the notices sent to the management company terminating the management agreement for the Property; (ii) copies of the notices sent to the counterparty to each Service Contract terminated in accordance with this Agreement; (ii) originals (or copies to the extent that originals are not available to Seller) of the Leases and Lease files and Service Contracts; and (iii) keys to the Property.

5.4    Purchaser’s Deliveries in Escrow. At the Closing, Purchaser shall deliver in escrow to Title Company the following:

(a)    Purchase Price. The Purchase Price, plus or minus applicable prorations, credits and adjustments, in immediate, same-day federal funds wired for credit into Title Company’s escrow account.

(b)    Assignment and Assumption of Leases, Service Contracts and Personal Property. The Assignment and Assumption of Leases, Service Contracts and Personal Property in the form of Exhibit C hereto executed by Purchaser.

(c)    Authority. Evidence of existence, organization, and authority of Purchaser and the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to Seller and Title Company.

(d)    Additional Documents. Any additional documents that Seller or Title Company may reasonably require for the proper consummation of the transactions contemplated by this Agreement.

5.5    Closing Statements/Escrow Fees. At the Closing, Seller and Purchaser shall execute closing statements consistent with this Agreement in form required by Title Company. Title Company’s escrow fee, if any, shall be shared equally by Seller and Purchaser.

5.6    Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject to the Permitted Exceptions and the Leases.

5.7    Notice to Tenants. Purchaser shall deliver to each tenant under the Leases immediately after the Closing a copy of the notice to tenants executed by Seller in the form of Exhibit E hereto.

5.8    Close of Escrow. Upon satisfaction or completion of the foregoing conditions and deliveries set forth in Sections 5.2 through 5.5, the parties shall direct Title Company to (a) immediately record and deliver the documents described above to the appropriate parties, and (b) make disbursements according to the closing statements executed by Seller and Purchaser.

ARTICLE 6: PRORATIONS AND ADJUSTMENTS

6.1    Prorations. The items in subsections (a), (b) and (c) of this Section 6.1 shall be prorated between Seller and Purchaser as of the close of the day immediately preceding the Closing Date (the “Proration Date”):

(a)    Taxes and Assessments. Real estate taxes and assessments imposed by governmental authority (“Taxes”) and any assessments by private covenant constituting a lien or charge on the Property for the then-current calendar year or other current tax period not yet due and payable. If the Closing occurs prior to the receipt by Seller of the tax bill for the calendar year or other applicable tax period in which the Closing occurs, Purchaser and Seller shall prorate Taxes for such calendar year or other applicable tax period based upon the most recent ascertainable assessed values and tax rates. Seller shall pay all delinquent Taxes and assessments and all Taxes and assessments due for all prior calendars years. Water and sewer charges, including any such charges which may be the subject of a municipal lien, whether or not due, shall be prorated.

(b)    Rent. All collected rent and other income (and any applicable state or local tax on rent) under the Leases. Seller shall be charged with any rentals collected by Seller before Closing, but applicable to any period of time after Closing. Uncollected rent and other income shall not be prorated. If, after Closing, Purchaser collects delinquencies or any other rent related to the period prior to Closing which was uncollected at Closing, Purchaser shall apply such rent to the obligations owing Purchaser for its period of ownership (but not more than one month in advance of accrual) and to reasonable costs of collection, remitting the balance, if any, to Seller. Purchaser shall bill and attempt to collect such delinquent and uncollected rent in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any delinquencies. Seller may seek collection from, but may not take legal action against, tenants of any rents delinquent for any period prior to the Closing, and Purchaser will cooperate with Seller, at no out-of-pocket cost to Purchaser, in connection with collection efforts by Seller; provided, however, Purchaser shall have no obligation to assist in any collection efforts after the date that is six months after Closing.

(c)    Additional Items, Timing and Re-proration. All other items which are customarily prorated in transactions similar to the transaction contemplated hereby and which were not heretofore dealt with, will be prorated as of the Proration Date. Seller and Purchaser shall cause the Title Company to prepare a draft closing statement containing the prorations described above and deliver the same together with invoices or bills for all prorated expenses and other reasonable backup information from Seller no later than 12:00 p.m. Eastern Time two business days prior to the Closing Date. If prorations at Closing of any of the above items are based on estimates or prove to be incorrect, then when the actual amounts of such items are determined after Closing, such amounts will be re-prorated within 30 days of such determination and a reconciling payment made within 30 days thereafter by Purchaser to Seller, or by Seller to Purchaser, as appropriate, but in no event later than 90 days of the Closing Date. Notwithstanding the foregoing, Seller and Purchaser agree to re-prorate the Taxes within 30 days of Purchaser’s receipt of the actual tax bill (or notice of the resolution of any tax appeal) for the tax year in question; provided, however, that any third-party costs incurred in connection with a tax appeal shall be paid to the relevant third parties (or reimbursed to the Seller or Buyer (as applicable) for such costs), out of the amount of any reduction in Taxes secured by such tax appeal, and only the net amount shall be re-prorated. After the Closing, Seller agrees that it will take such actions and properly execute and deliver to Purchaser such further instruments of assignment, conveyance and transfer as may be necessary to assure, complete and evidence the full and effective transfer and conveyance of Property, including, without limitation, taking any actions or executing any documents required to transfer the web addresses, domain names and URLs to Purchaser at Closing. The provisions in this Section 6.1 shall survive Closing for eighteen months.

6.2    Tenant Security Deposits. Any tenant security deposits under the Leases shall be transferred or credited to Purchaser at Closing. At Closing, Purchaser shall assume Seller’s obligations related to the transferred tenant security deposits.

6.3    Transfer Taxes; Recording. Seller shall pay all documentary, transfer, deed or similar taxes and fees imposed on this transaction under applicable state or local law, and Seller shall pay all recording costs for the Deed. Unless otherwise specified herein, the parties agree that any other closing costs shall be allocated per Texas custom.

6.4    Utility Deposits. Seller shall receive a credit for the amount of deposits, if any, with utility companies that are transferable and that are assigned to Purchaser at the Closing.

6.5    Sale Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, salesperson or finder in connection with this transaction, other than Broker. Seller shall pay the commission owing to Broker upon Closing. Each party agrees to defend and indemnify the other against any claim, liability, damage or expense asserted against or suffered by such other party arising out of the breach or inaccuracy of any of its representations, warranties and/or obligations under this Section 6.5.

6.6    Leasing Commissions. At or prior to Closing, Seller shall cash out any and all leasing commissions which pertain to the Leases. Seller shall defend and indemnify Purchaser against any claim, liability, damage or expense asserted against or suffered by Purchaser arising out of any breach of any of Seller’s obligations under this Section 6.6. The obligations of Seller under this Section 6.6 shall survive the Closing for a period of nine months.

6.7    Walk-Throughs. Not more than two (2) business days prior to Closing (“Walk-Though Date”), a representative of Purchaser and a representative of Seller shall conduct an onsite walk-through of the then unoccupied rental units on the Property to determine whether such unoccupied rental units are in “rent ready” condition. With respect to any rental unit that is vacated on or before seven (7) days prior to Closing that Seller has not placed in a “rent ready” condition before the Walk-Through Date, Purchaser shall receive a credit against the Purchase Price at Closing in the amount of $1,000.00 per unit. As used herein, “rent ready” condition shall mean ready for occupancy, equipped with working appliances, cleaned and freshly painted, if necessary.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES

7.1    Seller’s Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that:

(a)    Organization and Authority of Seller. Seller is a corporation duly organized and validly existing under the laws of the State of Texas, serving as trustee of a Texas “land trust.” Seller has the full right and authority to enter into this Agreement and consummate the transactions contemplated by this Agreement. This Agreement has been, and all of the documents to be delivered by Seller at the Closing shall be, duly authorized and properly executed and constitute the valid and binding obligations of Seller, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws in effect from time to time affecting the rights of creditors generally.

(b)    Conflicts and Pending Actions. There is no agreement to which Seller is a party or binding on Seller which is in conflict with this Agreement. To Seller’s actual knowledge, except as disclosed in the Documents, there is no action or proceeding pending or threatened in writing against the Property, including, without limitation, any condemnation or re-zoning proceedings, any tax abatement or other action or proceeding with respect to the assessed valuation, real estate taxes and/or assessments affecting the Property, or any action or proceeding which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.

(c)    Leases. As of the date of this Agreement, the Leases are as summarized in the rent roll which is Exhibit F hereto (the “Rent Roll”), which is the document used by Seller in the operation and management of the Property. The Leases are in full force and effect and, to Seller’s actual knowledge, there are no existing defaults by the tenants thereunder, except as disclosed in the Rent Roll. No tenant under any of the Leases has any defense or offset to rent under the Leases. Seller has not received written notice of any claimed default by Seller under any of the Leases which remains uncured, and, to Seller’s actual knowledge, Seller is not in default under any of the Leases. All inducements, concessions, free rent and other consideration paid and/or payable to any tenant under the Leases is set forth in the Leases.

(d)    Notice of Violations. Seller has received no written notice of or written communication from any governmental authority, including, departments of building, fire, labor, health, environmental or other federal, state, county, municipal or other departments, or any governmental agencies having jurisdiction against or affecting the Property about any continuing violation by the Property or the use or operation thereof with any governmental law, code, ordinance, orders, requirements or regulation, or any covenants or restrictions encumbering the Property (collectively, “Violations”), which violation remains uncured.

(e)    ERISA. Seller does not contribute to any employee pension benefit plan that is subject to Title IV of ERISA, nor has it terminated or withdrawn from any such plan.

(f)    Service Contracts. Attached hereto as Exhibit H is a complete and accurate list of the Service Contracts as of the date of this Agreement. To Seller’s knowledge, (i) true, correct and complete copies of all Service Contracts were provided to Purchaser in accordance with this Agreement; (ii) all Service Contracts are in full force and effect and free from material default; and (iii) there are no service or maintenance contracts that are obligations of Seller or the Property other than the Service Contracts.

As used in this Section 7.1, the phrase “to Seller’s actual knowledge,” “Seller has no actual knowledge” or phrases of similar import shall mean the actual, not constructive or imputed, knowledge of Michael A. Cope, without any obligation on his part to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence and the like. Michael A. Cope shall not be personally liable for any of the obligations of Seller under this Agreement. To the extent Purchaser discovers prior to the Closing any inaccuracy in a representation and warranty of Seller in this Agreement that would give Purchaser a right to terminate this Agreement and the Closing occurs, such representation and warranty shall be deemed modified to reflect the inaccuracy discovered by Purchaser.

7.2    Limitation on Seller’s Liability. Seller shall have no liability to Purchaser for a breach of any representation or warranty unless the valid claims for all such breaches collectively aggregate more than $20,000, in which event the full amount of such valid claims shall be actionable, up to a maximum of $750,000.

7.3    Purchaser’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:
(a)    Organization and Authority. Purchaser is a limited partnership duly organized and validly existing under the laws of Delaware. Purchaser has the full right and authority to enter into this Agreement and consummate the transactions contemplated by this Agreement. This Agreement and all of the documents to be delivered by Purchaser at the Closing have been and will be authorized and properly executed and will constitute the valid and binding obligations of Purchaser, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws in effect from time to time affecting the rights of creditors generally.

(b)    Conflicts and Pending Actions. There is no agreement to which Purchaser is a party or binding on Purchaser which is in conflict with this Agreement. To Purchaser’s actual knowledge, there is no action or proceeding pending or threatened in writing, against Purchaser or which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

7.4    Survival of Representations and Warranties. The representations and warranties set forth in this Article 7 are made as of the date of this Agreement, will be reaffirmed and updated as of the Closing Date as contemplated by Section 5.3(c), and, as so reaffirmed and updated, shall survive the Closing for a period of nine months.

ARTICLE 8: MISCELLANEOUS

8.1    Parties Bound. Seller may assign this Agreement without the consent of Purchaser to a qualified intermediary in connection with a like kind exchange pursuant to Section 1031 of the Internal Revenue Code. Purchaser may not assign this Agreement or permit or suffer the transfer of a controlling interest in Purchaser without the prior written consent of Seller; provided that Purchaser may assign this Agreement to a qualified intermediary in connection with a like kind exchange pursuant to Section 1031 of the Internal Revenue Code, or to its nominee which shall be a corporation, partnership, limited liability company, trust or other entity controlled by or under common control with Purchaser. No assignment of this Agreement by Purchaser shall operate to release Purchaser from its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties.

8.2    Headings. The article and section headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

8.3    Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision.

8.4    Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the State of Texas.

8.5    Survival. Only (a) those provisions of this Agreement that contemplate performance after the Closing or termination of this Agreement, (b) those provisions of this Agreement which are expressly stated to survive Closing or termination of this Agreement shall survive the Closing or termination of this Agreement.

8.6    No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions or remedies to any person or entity as a third party beneficiary or otherwise.

8.7    Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

8.8    Time. Time is of the essence in the performance of this Agreement.

8.9    Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party losing in any final judgment shall pay the prevailing party all reasonable costs, charges and expenses, including attorneys’ fees, actually expended or incurred in connection therewith.

8.10    Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the following addresses:

If to Seller:	Dallas Santa Rosa-476, Inc., as Trustee of Santa Rosa Realty Trust
Attn: Michael A. Cope, Vice President
100 Wells Avenue
Newton, MA 02459

With a copy to:        Vorys, Sater, Seymour and Pease LLP
Attn: Kristin L. Woeste
301 East Fourth Street, Suite 3500
Cincinnati, OH 45202

To Purchaser:            RRE Opportunity OP II, LP
c/o Resource Real Estate, Inc.
1845 Walnut Street, 18th Floor
Philadelphia, Pennsylvania 19103
Attention: Pamela Arms

With a copy to:        Resource Real Estate, Inc.
1845 Walnut Street, 18th Floor
Philadelphia, Pennsylvania 19103
Attention: Aldie Jennings Loubier, Esq.

Any such notices shall be (a) sent by certified mail, return receipt requested, in which case notice shall be deemed delivered and effective upon receipt or refusal, (b) sent by overnight delivery using a nationally recognized overnight courier, in which case it shall be deemed delivered and effective upon receipt or refusal, (c) sent by email, in which case notice shall be deemed delivered and effective upon receipt, or (d) sent by personal delivery, in which case notice shall be deemed delivered and effective upon delivery. The above addresses may be changed by written notice to the other party; provided that no notice of a change of address shall be effective until actual receipt of such notice. Notices by Purchaser and Seller may be given by their respective counsel.

8.11    Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

8.12    Calculation of Time Periods. As used herein, “business day” shall mean any day in which banks are open in the State of Texas and which is not a Saturday, Sunday or legal holiday in the State of Texas. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a business day, in which event the period shall run until the end of the next day which is a business day.

8.13    Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by Seller to Purchaser at Closing, Seller agrees to perform, execute and deliver, on or after the Closing any further deliveries and assurances as may be reasonably requested by Purchaser to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

8.14    Section 1031 Exchange. Seller and Purchaser shall cooperate fully with the other in order to facilitate Purchaser’s or Seller’s desire to structure the purchase of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, if Purchaser or Seller elects to effect an Exchange; provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange, nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Purchaser’s obligations under this Agreement; (b) the Exchange shall not affect or diminish Purchaser’s or Seller’s rights under this Agreement; (c) neither Seller nor Purchaser shall be required to acquire or hold title to any real property for purposes of consummating the Exchange (Purchaser or Seller may use a qualified intermediary to acquire or hold title); and (d) with respect to any Exchange, the non-exchanging party shall not incur any out-of-pocket expense in facilitating the Exchange for the exchanging party (other than for review of documents related to the Exchange). Neither Seller nor Purchaser make representations or guarantees to the other that the transaction contemplated under this provision will result in any particular tax treatment or will qualify as an exchange under Section 1031 of the Internal Revenue Code.

8.15    Limitation of Liability. No present or future officer, director, shareholder, employee, trustee, member, manager, partner, agent, beneficiary or representative of Seller or Purchaser, nor the respective heirs, successors and assigns of any of the foregoing, shall be personally liable for any obligations of Seller or Purchaser, respectively, under this Agreement.

8.16    Counterparts; Signatures. This Agreement may be executed by facsimile signature and/or in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

8.17    Rule 3-14 Compliance. Seller shall on or up to forty-five days after Closing provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser reasonable access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, or its property manager or accountants, necessary to enable Purchaser’s auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the income statements of the Property for the year to date of the year in which Closing occurs plus the one immediately preceding calendar year.  Purchaser shall be responsible for all out-of-pocket costs associated with this audit and Seller’s obligations under this Section 8.17.  Seller shall up to forty-five days after the Closing reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit, which will include responding to verbal requests for information regarding internal controls and follow-up questions on the financial information provided to the Purchaser.  In addition, on or up to forty-five days after Closing, Seller agrees to provide to Purchaser or any affiliate of Purchaser, if requested by such auditor, historical financial statements for the Property, including (without limitation) income and balance sheet data for the Property.  Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall on or within forty-five days of Closing provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall on or before Closing furnish to Purchaser such financial and other information as may be reasonably required by Purchaser or any affiliate of Purchaser to make any required filings with the Securities and Exchange Commission or other governmental authority.  Seller shall maintain its records for use under this Section 8.17 for a period of not less than ninety days after the Closing Date. The foregoing provisions of this Section shall survive Closing for a period of ninety days. Seller’s obligation to deliver to Purchaser its records for use under this Section 8.17 shall be an on-going condition to Closing for Purchaser’s benefit until Closing. Notwithstanding anything to the contrary in this Section 8.17, (a) Seller’s obligations under this Section 8.17 shall be limited to providing information and documentation in Seller’s possession and/or control at the time of the request (and without any obligation to generate, reformat or compile any such information or documentation); and (b) Seller shall have no liability whatsoever for any differences between (i) the materials provided by Seller and (ii) the results of Purchaser’s review and/or Purchaser’s audit. The preceding sentence of this Section 8.17 shall survive Closing indefinitely.

[Signature Page Follows]

The parties have executed this Agreement as of the date first above written.

DALLAS SANTA ROSA-476, INC., as Trustee of SANTA ROSA REALTY TRUST

By:    /s/ Michael A. Cope
Michael A. Cope, Vice President

RRE OPPORTUNITY OP II, LP, a Delaware limited partnership

By: Resource Real Estate Opportunity REIT II, Inc., its general partner

By:    /s/ Alan F. Feldman
Name: Alan F. Feldman
Title: Chief Executive Officer

COMMONWEALTH TITLE OF DALLAS, INC.

For the sole purpose of agreeing to be bound by Section 1.3(b) herein.

By:
Name:
Title:

EXHIBIT A

LEGAL DESCRIPTION

BEING a description of a 19.033 acre tract of land situated in the S.A & M.G.RR. Survey Abstract No. 1450 and the B.B.B. & C.R.R., Survey Abstract No. 196, in the City of Irving, Dallas County, Texas and being all of Lot 1 in Block A of Ensenada Las Colinas III an Addition to the City of Irving as shown on the Plat recorded in Volume 86013 at Page 2358 of the Map Records of Dallas County, Texas. Said Lot 1 being more fully described as follows:

BEGINNING at a 1/2-inch steel rod with a red plastic cap set for corner at the North end of a curving corner clip located at the intersection of the East right-of-way line of Ridgepoint Drive (a 60 foot wide right-of-way) with the South right-of-way line of Royal Lane (a 57 foot wide right-of-way at this point), and being the beginning of a non-tangent curve to the left having a central angle of 07 deg, 49 min. 11 sec., a radius distance of 1,174.42 feet, a chord distance of 160.16 feet and a chord bearing of North 65 deg. 37 min. 31 sec. East;

THENCE departing said corner clip and Easterly along said South right-of-way line and said non-tangent curve to the left, an arc distance of 160.28 feet to a 1/2-inch steel rod set for corner;

THENCE North 61 deg. 25 min. 59 sec. East, continuing along said South line, a distance of 312.67 feet to a 1/2-inch steel rod set for corner at the beginning of a non-tangent curve to the right having a central angle of 90 deg. 00 min. 14 sec, a radius distance of 661.20 feet, a chord distance of 935.11 feet and a chord bearing of South 73 deg. 28 min. 57 sec. East;

THENCE Easterly along said curve to the right and continuing along said South right-of-way line, an arc distance of 1,038.65 feet to a chiseled “X” set for corner and being the most Northerly common corner between said Lot 1 and Village Colinas No. 1 an Addition to the City of Irving as shown on the Plat recorded in Volume 86227 at Page 2802 of the Map Records of Dallas County, Texas;

Thence along the common lines between said Lot 1 and said Village Colinas No. 1 the following:

South 61 deg. 31 min. 28 sec. West, departing said South right-of-way line, a distance of 175.63 feet to a chiseled “X” set on a concrete curb for corner, and being the beginning of a non-tangent curve to the left having a central angle of 41 deg. 51 min. 48 sec, a radius distance of 350.00 feet, a chord distance of 267.11 feet and a chord bearing of South 39 deg. 02 min. 55 sec. West;

Southerly along said curve to the left an arc distance of 274.05 feet to a 1/2-inch steel rod set for corner;

South 58 deg. 46 min. 40 sec. East, a distance of 140.32 feet to a 1/2-inch steel rod set for corner at the beginning of a non-tangent curve to the right having a central angle of 58 deg. 39 min. 12 sec, a radius distance of 100.20 feet, a chord distance of 98.15 feet, and a chord bearing of South 29 deg. 47 min. 59 sec East;

Southerly along said curve to the right an arc distance of 102.57 feet to a chiseled “X” found in concrete for corner;

South 88 deg. 21 min. 42 sec. West, a distance of 20.33 feet to a 1/2-inch steel rod set for corner;

South 01 deg. 05 min. 02 sec. East, a distance of 9.84 feet to a 1/2-inch steel rod set for corner, and being also a Northeast corner of a tract of land conveyed to Las Colinas Land Limited Partnership as described in a Deed recorded in Volume 89178 at Page 3877 of the Deed Records of Dallas County, Texas;

THENCE North 89 deg. 42 min. 17 sec. West, departing said Village Colinas No. 1 and along a common line between said Lot 1 and said Limited Partnership Tract, a distance of 1,114.51 feet to a 1/2-inch steel rod set for corner;

THENCE North 37 deg. 05 min. 58 sec West, continuing along the Southwest line of said Lot 1, a distance of 191.65 feet to a 1/2-inch steel rod found for corner on the previously said East right-of-way line of Ridgepoint Drive, and being on a curve to the left having a central angle of 42 deg. 41 min. 38 sec. a radius distance of 430.00 feet, a chord distance of 313.05 feet, and a chord bearing of North 12 deg. 55 min. 50 sec. East;

THENCE Northerly along said curve to the left and said East right-of-way line, an arc distance of 320.41 feet to a 1/2-inch steel rod set for corner;

THENCE North 08 deg. 25 min. 17 sec. West, continuing along said East line, a distance of 13.73 feet to a 1/2-inch steel rod set for corner at the beginning of a non-tangent curve to the right having a central angle of 77 deg. 42 min. 00 sec, a radius distance of 30.00 feet, a chord distance of 37.64 feet, and a chord bearing of North 30 deg. 26 min. 03 sec East;

THENCE Northeasterly along said curve to the right, an arc distance of 40.68 feet to the POINT OF BEGINNING; and containing 19.033 acres or 829,057 square feet of land, more or less.

EXHIBIT B

SPECIAL WARRANTY DEED

COMMONWEALTH OF MASSACHUSETTS    §
§ KNOW ALL BY THESE PRESENTS:
COUNTY OF ___________                §

THAT DALLAS SANTA ROSA-476, INC., a Texas corporation, as Trustee of SANTA ROSA REALTY TRUST (“Grantor”), for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration to Grantor paid by [A TO BE FORMED LLC], a Delaware limited liability company (“Grantee”), whose address is ______________________________, the receipt and sufficiency of which are hereby acknowledged, has, subject to the matters hereinafter stated, granted, sold and conveyed and by these presents does hereby grant, sell and convey unto Grantee that certain real property in Dallas County, Texas, more particularly described in Exhibit A attached hereto and incorporated herein by reference, together with all improvements located thereon in “AS IS” condition, WITHOUT ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, except for the warranty of title as hereinafter expressly provided (such real property and improvements being herein collectively called the “Property”).

This conveyance is expressly made subject to those matters set forth in Exhibit B attached hereto and incorporated herein by reference, but only to the extent the same are valid and subsisting and affect the Property or designated portions thereof (collectively, the “Permitted Exceptions”).

TO HAVE AND TO HOLD the Property, together with all and singular benefits, privileges, easements, tenements, hereditaments, appurtenances, development rights, air rights and rights of way thereon or thereto in anywise belonging, subject to the Permitted Exceptions, unto Grantee, Grantee’s successors and assigns, forever; and Grantor does hereby bind itself and its successors to warrant and forever defend all and singular the Property, subject to the Permitted Exceptions, unto Grantee, Grantee’s successors and assigns, against every person whomsoever lawfully claiming, or to claim the same, or any part thereof, by, through or under Grantor, but not otherwise.

IN WITNESS WHEREOF, Grantor has executed this Special Warranty Deed as of the ____ day of __________, 2016.

DALLAS SANTA ROSA-476, INC., as Trustee of SANTA ROSA REALTY TRUST

By:
Name:
Title:

COMMONWEALTH OF MASSACHUSETTS
County of _____________

On this _____ day of ___________, 2016, before me, the undersigned notary public, personally appeared _________________, as ________________of Dallas Santa Rosa-476, Inc., a Texas corporation, as Trustee of Santa Rosa Realty Trust, proved to me through satisfactory evidence of identification, which was                         , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose.

Notary Public [Affix Seal]
My commission expires:

EXHIBIT C

ASSIGNMENT AND ASSUMPTION OF LEASES, SERVICE CONTRACTS AND PERSONAL PROPERTY

This instrument is executed and delivered pursuant to that certain Purchase and Sale Agreement (this “Agreement”) dated __________, 2016, by DALLAS SANTA ROSA-476, INC., a Texas corporation, as Trustee of SANTA ROSA REALTY TRUST (“Assignor”), to [A TO BE FORMED LLC], a Delaware limited liability company (“Assignee”), covering the real property described in Exhibit A attached hereto ( and together with the building, structures and other improvements thereon, the “Real Property”).

1.    Assignment and Assumption. For good and valuable consideration Assignor hereby assigns, transfers, sets over and conveys to Assignee, as-is, where is in accordance with the Agreement, and Assignee hereby accepts and assumes:

(a)    Leases. All of Assignor’s right, title and interest as landlord in and to the tenant leases demising space within the Real Property and identified on the rent roll attached hereto as Exhibit B (collectively with all modifications, addenda and amendments thereto, the “Leases”), and Assignee hereby assumes all of Assignor’s obligations under the Leases accruing and arising from and after the Closing Date (as defined in the Agreement). The amount of all tenant security deposits which Assignor is obligated to return to the tenants in accordance with the terms of the Leases have been credited to Assignee at the Closing.

(b)    Tangible Personalty. All of the right, title and interest of Assignor in and to any and all of the fixtures, equipment, machinery, furniture, furnishings, apparatus, supplies and other tangible personal property of every nature and description owned by Assignor and all replacements thereof set forth on Exhibit C and that are otherwise now located in or on, and used in connection with, the operation, ownership or management of the Real Property (the “Tangible Personalty”); and

(c)    Intangible Personalty. All the right, title and interest of Assignor in and to any and all of the intangible personal property (which rights may be non-exclusive) related to the Real Property to the extent transferable without consent and without violating the terms thereof, including, without limitation, all trade names, trademarks, logos and symbols associated or used in connection with the Real Property, including Assignor’s rights and interests in the name “Santa Rosa at Las Colinas” and variations thereof; plans, specifications and other architectural and engineering drawings related to the Improvements; warranties and guaranties; governmental permits, approvals, licenses, certificates of occupancy, consents, authorizations, variances, waivers and approvals relating to the Real Property; any and all telephone and facsimile numbers assigned to Assignor with respect to the Real Property; and leasing, marketing and promotional brochures and other advertising materials relating to the Real Property, including, without limitation, all web addresses, domain names, URLs, all social media accounts and logo, photo, video and e-brochure files for the Real Property (the “Intangible Personalty”).

(d)    Service Contracts. All the right, title and interest of Assignor in and to the management, service, supply and other contracts related to the operation of the Real Property as set forth in Exhibit D hereto (the “Service Contracts”).

2.    Indemnities.

(a)    Assignor does hereby agree to indemnify, defend and hold harmless Assignee from and against any and all liabilities and claims arising from the Leases, the Service Contracts or the Intangible Personalty and relating to the period of time prior to the date of this Assignment.

(b)    By the acceptance of this instrument, Assignee does hereby assume and agree to perform the obligations of Assignor under the Leases, the Service Contracts and the Intangible Personalty on and after the date of this Assignment; and Assignee does hereby agree to indemnify, defend and hold harmless Assignor from and against any and all liabilities and claims arising from the Leases, the Service Contracts or the Intangible Personalty and relating to the period of time on and after the date of this Assignment, including, without limitation, any claim which may be asserted by a tenant for a security deposit that has been credited to Assignee under this Agreement.

3.    Successors. This Assignment of Leases, Service Contracts and Personal Property shall be binding on and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

Assignor and Assignee have executed this Agreement as of the date first above written.

DALLAS SANTA ROSA-476, INC., as Trustee of SANTA ROSA REALTY TRUST

By:
Michael A. Cope, Vice President

[A TO BE FORMED DE LLC]

By:
Name:
Title:

EXHIBIT D

CERTIFICATE UPDATING REPRESENTATIONS AND WARRANTIES

Dallas Santa Rosa-476, Inc., as Trustee of SANTA ROSA REALTY TRUST (“Seller”), hereby certifies to [A TO BE FORMED LLC], a Delaware limited liability company (“Purchaser”), that the representations and warranties set forth in Section 7.1 of that certain Purchase and Sale Agreement dated __________, 2016 (the “Agreement”) between Seller and Purchaser with respect to the sale of certain real property in Irving, Texas, more particularly described in the Agreement, are and remain true and correct and are reaffirmed as of this date; provided that, for purposes of the representations and warranties set forth in Section 7.1(c) of the Agreement, the rent roll which is Exhibit B to the Assignment and Assumption of Leases, Service Contracts and Personal Property of even date herewith by Seller and Purchaser is substituted for the rent roll which is Exhibit F to the Agreement.

Executed this ____ day of __________, 2016.

DALLAS SANTA ROSA-476, Inc., as Trustee of SANTA ROSA REALTY TRUST

By:
Michael A. Cope, Vice President

EXHIBIT E

NOTICE TO TENANTS

__________, 2016

TO ALL TENANTS OF SANTA ROSA AT LAS COLINAS:

As of this date, Dallas Santa Rosa-476, Inc., as Trustee of Santa Rosa Realty Trust has sold Santa Rosa at Las Colinas in Arlington, Texas, to [A TO BE FORMED LLC], a Delaware limited liability company. In connection with that sale, your security deposit, if any, has been transferred to [A TO BE FORMED LLC], a Delaware limited liability company. All rent payments for your apartment due after your receipt of this Notice should be paid to __________ _______________ at the following address:

In addition, all future correspondence regarding your apartment should be directed to _________________________ at the above address.

DALLAS SANTA ROSA-476, Inc., as Trustee of SANTA ROSA REALTY TRUST

By:
Name:
Title:
EXHIBIT F

RENT ROLL

[See attached.]
EXHIBIT G

LIST OF TANGIBLE PERSONAL PROPERTY

[See attached.]
EXHIBIT H

LIST OF SERVICE CONTRACTS
SCHEDULE 2.1

ADDITIONAL DUE DILIGENCE MATERIALS

Critical Items:

(1)	Monthly bank statements for the Property beginning December 2014 through date of sale;

(2)Reconciliations to aforementioned bank statements;

(3)	Monthly rent rolls for December 2014 through month of sale, including the rent roll as of December 31, 2015;

(4)	Trial Balances for the years ended 2014, 2015 and last date the seller owns the Property;

(5)	Balance Sheet at 12/31/14, 12/31/15, and the last month the seller owns the Property;

(6)
Accounts payable and accounts receivable detail listing/aging report at 12/31/14, 12/31/15 and the last month the seller owns the Property, plus accrued expense schedule as of both 12/31/14 and 12/31/15;

(7)	Check registers, payables registers, and all related invoices for January 2015, February 2015, December 2015, January 2016, and February 2016;

(8)	That portion of the property management agreement that specifies the property management fee structure that is paid by the Seller.

(9)	General Ledger for 2015 (full year) and 2016 (thru date of sale);

(10)	Copies of all insurance invoices for past 12 months;

(11)
Contact person at the property management company with whom the auditors can discuss internal control procedures and walkthrough information; this person should be made available during the due diligence period.

(12)Standard Lease form with respect to the Property;

(13)Copies of all property utility bills for past 12 months;

Other Items:

(14)Copies of all utility contracts if applicable;

(15)Current resident ledger report as well as a report on the date of sale;

(16)Current notices to vacate report;

(17)A schedule of all tenant deposits in the form customarily utilized by Seller;

(18)Insurance loss runs during the period of Seller’s ownership of the Property;

(19)Most recent elevation certificates (if available);

(20)	To the extent available, copies of all guaranties or warranties currently in effect related to the roof or any structure or operating system at the Property;

(21)A list of employee units and model/office units, and employee rental and discount information;

(22)A schedule of capital improvements completed during the period of Seller’s ownership;

(23)	Documentation related to eviction activity for the past 12 months as well as the status of all evictions currently in process;

(24)List of all personal property to be conveyed with the Property;

(25)To the extent available, the most recent tax, license fee and permit bills and copies of all such licenses and permits, including the certificates of occupancy;

(26)List of current employees of the Property and payroll;

(27)	All termite inspections or warranties, which relate to the Property and were prepared for such Seller by third parties;

(28)The Seller’s ACM plan, lead in water O&M, and other O&M plans, if any.

(29)The most recent Title and Survey in Seller’s possession, which relate to its Property and were prepared for such Seller by third parties;

(30)Monthly occupancy and turnover percentages for 2014, 2015, and 2016;

(31)Summary of bad debt written-off in 2014, 2015, and 2016;

(32)Copies of tenant utility billing reports (RUBS) for the past 12 months, if applicable;

1